                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Mail.com, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 333-41154, 333-41156, 333-43060 and 333-45930) on Form S-3 and (Nos. 333-96151,
333-31356 and 333-39586) on Form S-8 of Mail.com, Inc. of our report dated February 10, 2000, relating to the consolidated balance sheets of Mail.com, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999, annual report on Form 10-K/A of Mail.com, Inc.

                                          /s/ KPMG LLP

New York, New York
February 16, 2001



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